Exhibit 99.1

Armata Pharmaceuticals Delays Announcement of Fourth Quarter and Full-Year 2025 Results and Provides Corporate Update

LOS ANGELES, California, March 19, 2026 - Armata Pharmaceuticals, Inc. (NYSE American: ARMP) (“Armata” or the “Company”), a late clinical-stage biotechnology company focused on the development of high-purity, pathogen-specific bacteriophage therapeutics for the treatment of antibiotic-resistant and difficult-to-treat bacterial infections, today announced that it will delay the announcement of its financial results for its fourth quarter and full-year ended December 31, 2025, and provided a corporate update.

The Company requires additional time to complete its financial reporting and anticipates filing its Annual Report on Form 10-K on or before March 31, 2026, the due date.

Armata also made the following announcement related to recent developments with its business.

Recent Developments:

•	Announced that the U.S. Food and Drug Administration (the "FDA") has granted AP-SA02, the Company's Staphylococcus aureus ("S. aureus") multi-phage product candidate, for intravenous use as a Qualified Infectious Disease Product ("QIDP") for adjunct treatment of complicated S. aureus bacteremia (“SAB”) caused by methicillin-sensitive S. aureus ("MSSA") or methicillin resistant S. aureus ("MRSA").

o	To achieve QIDP designation, a drug candidate must be intended to treat serious or life-threatening infections, particularly those caused by bacteria and fungi that are resistant to treatment, or that treat qualifying resistant pathogens identified by the FDA.

o	The QIDP designation makes AP-SA02 eligible to benefit from certain incentives for the development of new antibacterials provided under the Generating Antibiotic Incentives Now (GAIN) Act, including an additional five-year extension of Hatch-Waxman market exclusivity.

o	The Company has submitted to the FDA a request for Fast Track Designation for AP-SA02, which, if granted, will provide an opportunity for more frequent meetings and communication with the FDA, priority and rolling review, leading to potential accelerated approval of its Biologics License Application (“BLA”).

•	Announced the conclusion of an End-of-Phase 2 ("EOP2") written response from the FDA and plans to advance AP-SA02 into a Phase 3 clinical study in complicated SAB.

o	The FDA confirmed that the safety and efficacy data from Armata's Phase 2a diSArm study are sufficient to start a Phase 3 trial.

o	The FDA provided critical guidance on key elements of the Phase 3 study design, which will assess the superiority of AP-SA02 over the current standard of care for the treatment of complicated SAB. The Phase 3 study is anticipated to initiate in the second half of 2026.

o	Armata is addressing the FDA’s comments, including on Chemistry, Manufacturing, and Controls ("CMC") and aligning them with the Company's existing Phase 3 manufacturing and quality strategy.

o	The FDA also included recommendations for the future BLA submission.

•	Announced that its state-of-the-art current Good Manufacturing Practice ("cGMP") manufacturing facility in Los Angeles, California, has been formally commissioned. Full production runs have been successfully completed.

o	Armata's approximately 56,000 square foot facility includes 10,000 square feet of cGMP clean rooms, an automated fill and finish suite, and quality control laboratories, to support future clinical trials and full commercialization as well as potential partnering and contract manufacturing opportunities.

o	Aligns with the federal government's focus on onshoring manufacturing to secure the supply chain of essential medicines for the health and safety of the American people.

o	Addresses the need to confront the growing antimicrobial resistance crisis and the risk of bacterial escape from current antibiotics.

•	Highlighted positive results from the Phase 2a diSArm study of Armata's lead therapeutic phage candidate, AP-SA02, as a potential treatment for complicated SAB, at IDWeek 2025TM. The late-breaking oral presentation was delivered by Dr. Loren G. Miller, M.D., M.P.H., Professor of Medicine, David Geffen School of Medicine at UCLA, Chief, Division of Infectious Diseases at Harbor-UCLA Medical Center and the Lundquist Institute.

o	AP-SA02 combined with Best Available Antibiotic Therapy ("BAT") had a higher and earlier cure rate compared to placebo (BAT alone) in patients with complicated SAB at day 12 as assessed by both blinded site investigators and independent adjudicators. Additionally, patients who received AP-SA02 demonstrated 100% response rate without relapse one week post-BAT and 28 days later at End of Study when compared to the placebo (BAT alone) group which showed approximately 25% lack of response or relapse at both timepoints.

o	AP-SA02 was well-tolerated with clinical efficacy against both MRSA and MSSA, and patients treated with AP-SA02 showed trends toward rapid normalization of key predictors of mortality and complications in SAB including C-reactive protein and interleukin-10, shorter time to negative blood culture, quicker time to resolution of signs and symptoms at the infection site, and shorter intensive care unit and hospital utilization.

•	Participated in a key opinion leader (KOL) webinar, "Redefining SoC in Complicated Staph. aureus Bacteremia to Unlock a Real Opportunity."

o	The webinar was hosted by Debanjana Chatterjee, PhD, from Jones Research, and featured prominent infectious disease specialist Dr. Vance G. Fowler, Jr., MD, from Duke University School of Medicine.

o	Dr. Fowler discussed the complicated SAB landscape and the potential of AP-SA02.

•	Continued to advance bacteriophage science through collaboration with Dr. Gino Cingolani, Anderson Family Endowed Chair in Medical Education, Research & Patient Care, and Professor in the Department of Biochemistry and Molecular Genetics, The University of Alabama at Birmingham.

o	Reflects Armata’s commitment to understanding phage structure and function, enhancing the Company’s knowledge of fundamental phage biology to enable the development of novel antibacterial therapies.

“The major highlight since our last quarterly update was the End-of-Phase 2 meeting with the FDA, which enabled us to reach alignment with the Agency on a plan forward for AP-SA02 in complicated S. aureus bacteremia,” stated Dr. Deborah Birx, Chief Executive Officer of Armata. “The compelling results from our Phase 2a diSArm study demonstrated that AP-SA02 was well-tolerated with clinical efficacy against both methicillin-resistant and methicillin-sensitive S. aureus, and patients treated with AP-SA02 showed trends toward rapid normalization of key predictors of mortality and complications in SAB. Having gained alignment with the FDA, we are working to initiate an efficient, rigorously designed Phase 3 superiority study later this year that, if successful, we believe would bring new hope to people who are suffering from this common, extremely severe, and often deadly bacterial infection. Furthermore, if successful, we believe it could create an entirely new approach to combatting antimicrobial resistance and enable a pathway to expand into additional clinical indications and novel phage cocktails.”

“Additionally, we are pleased to have received QIDP designation from the FDA, reflecting the Agency’s recognition of the significant unmet needs of patients with S. aureus bacteremia and the potential of AP-SA02 to improve upon the current standard of care. We look forward to continuing to work closely with the Agency as we advance AP-SA02 toward a superiority study designed to support a BLA and potential registration.”

“Finally, I would again like to express my gratitude to Innoviva, our largest shareholder, and the U.S. Department of Defense, for their continued support to advance Armata’s clinical pipeline of innovative phage product candidates,” Dr. Birx concluded.

About Armata Pharmaceuticals, Inc.

Armata is a late clinical-stage biotechnology company focused on the development of high-purity pathogen-specific bacteriophage therapeutics for the treatment of antibiotic-resistant and difficult-to-treat bacterial infections using its proprietary bacteriophage-based technology. Armata is developing and advancing a broad pipeline of natural and synthetic phage candidates, including clinical candidates for Pseudomonas aeruginosa, Staphylococcus aureus, and other pathogens. Armata is committed to advancing phage therapy with drug development expertise that spans bench to clinic including in-house phage-specific current Good Manufacturing Practices manufacturing to support full commercialization.

Forward Looking Statements

This communication contains “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995. These statements relate to future events, results or to Armata’s future financial performance and involve known and unknown risks, uncertainties and other factors which may cause Armata’s actual results, performance or events to be materially different from any future results, performance or events expressed or implied by the forward-looking statements. In some cases, you can identify these statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions. These forward-looking statements reflect management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this communication and are subject to risks and uncertainties including risks related to Armata’s development of bacteriophage-based therapies; Armata's planned clinical trials; ability to staff and maintain its production facilities under fully compliant cGMP; ability to meet anticipated milestones in the development and testing of the relevant product; ability to be a leader in the development of phage-based therapeutics; ability to achieve its vision, including improvements through engineering and success of clinical trials; ability to successfully complete preclinical and clinical development of, and obtain regulatory approval of its product candidates and commercialize any approved products on its expected timeframes or at all; and Armata’s estimates regarding anticipated operating losses, capital requirements and needs for additional funds. Additional risks and uncertainties relating to Armata and its business can be found under the caption “Risk Factors” and elsewhere in Armata’s filings and reports with the U.S. Securities and Exchange Commission (the “SEC”), including in Armata’s Annual Report on Form 10-K, filed with the SEC on March 21, 2025, and in its subsequent filings with the SEC.

Armata expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Armata’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Media Contacts:

At Armata:

Pierre Kyme

ir@armatapharma.com

310-665-2928

Investor Relations:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

212-915-2569